SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Blackbaud, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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2000 Daniel Island Drive

Charleston, South Carolina 29492

Supplement to Proxy Statement for the

Annual Meeting of Stockholders

To Be Held June 22, 2011

Dear Stockholder:

We are writing with respect to one of the proposals to be voted upon at our upcoming Annual Meeting of Stockholders to be held on June 22, 2011.

As set forth in Proposal 2 – Advisory Vote on Executive Compensation, which is outlined on page 12 of our proxy statement, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing our stockholders the opportunity to approve, on an advisory basis, the compensation of our named executive officers as described in “Compensation Discussion and Analysis” and related tabular and narrative disclosures in our proxy statement. It has come to our attention that additional clarification regarding Proposal 2 on the proxy card accompanying the proxy statement would be useful in order to avoid possible misinterpretation. To ensure complete understanding, we are reiterating in this letter the meaning of a “FOR,” “AGAINST” and “ABSTAIN” vote on Proposal 2.

A vote “FOR” Proposal 2 means a vote FOR approval, on an advisory basis, of the compensation of our named executive officers as disclosed in our proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

A vote “AGAINST” Proposal 2 means a vote AGAINST such approval.

An abstention on Proposal 2 means you do not wish to cast a vote “FOR” or “AGAINST” such approval.

If you have already submitted a proxy card and wish to change your vote on Proposal 2, you may revoke your prior proxy by filing an instrument of revocation or a duly executed proxy bearing a later date with our Secretary, at our principal executive offices. If you have already submitted a proxy over the Internet and wish to change your vote on Proposal 2, you may revoke your prior proxy by submitting a new proxy in its place in accordance with the instructions set forth on the Internet voting website. You may also revoke your prior proxy by attending the Annual Meeting and voting in person.

Although the stockholder vote on Proposal 2 is non-binding, the Board of Directors encourages all stockholders to vote their shares on this matter, and will consider the outcome of the vote in future executive compensation decisions.

For the Board of Directors,
BLACKBAUD, INC.

Jon W. Olson,
Vice President, General Counsel and Secretary

Charleston, South Carolina

Dated: May 23, 2011